As filed with the Securities and Exchange Commission on March 26, 2009
Commission File No. 333-41440

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Post-effective Amendment No. 1
Registration Statement
Under the Securities Act of 1933
CAPITAL CORP OF THE WEST
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	77-0405791

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
2801 G Street, Merced, California 95340

(Address of Principal Executive Offices)
CAPITAL CORP OF THE WEST 2002 STOCK OPTION PLAN
CAPITAL CORP OF THE WEST 401(k) PROFIT SHARING PLAN
CAPITAL CORP OF THE WEST EMPLOYEE STOCK OWNERSHIP PLAN

(Full Title of the Plan)
David A Heaberlin, Chief Financial Officer
2801 G Street, Merced, California 95340

(Name and Address of Agent for Service)
(209) 580-4040

(Telephone Number, including Area Code, of Agent for Service)
Approximate date of commencement of proposed sale to public: From time to time following the original effectiveness of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
Deregistration of Unsold Securities
     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement amends the Form S-8 Registration Statement (File No. 333-41440) filed by Capital Corp of the West (the “Company”) on July 14, 2000, to register the sale of 561,628 shares of common stock under the Company’s 1992 Stock Option Plan, 150,000 shares of common stock under the Company’s 401(k) Profit Sharing Plan and 250,000 shares of common stock under the Company’s Employee Stock ownership Plan.
     On February 6, 2009, state and federal banking regulators placed the Company’s subsidiary County Bank into receivership. The Nasdaq Stock Market has suspended trading in the Company’s common stock and the common stock has been delisted as of March 23, 2009. The Company’s liabilities exceed its assets, and the Company is unable to continue as a going concern. As a result of these events, the Company has terminated all offerings of its common stock pursuant to its existing registration statements,
     Pursuant to its undertaking in the Registration Statement, the Company hereby removes from registration all shares of common stock that have not been sold under the Registration Statement (File No. 333-41440).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Merced, State of California, on March 27, 2009.

CAPITAL CORP OF THE WEST
By	/s/ David A. Heaberlin
David A. Heaberlin
Chief Financial Officer

     Note: No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.